2007 Industry Environment
   Subprime mortgages trigger capital/credit market problems
   Lowest Net Interest Margin for the industry since 1989
   Annual earnings declined 27.4% compared to 2006
   Lowest annual net income for industry since 2002
   Approximately 60% of institutions reported lower earnings
   Net charge-offs increased to a 5-year high

Performance Ratios

Recent Milestones
   2007 - Record year for loan closings
   Rollout of national SBA program
   Opened Middlesex, NJ branch, December 2007
   Continued expansion into Pennsylvania
   Full implementation of back office capture
   Intense focus on core deposit growth
   Now offering suite of investment products

Quarterly Performance Ratios

Experienced Management Team
 Name   Title   Years Banking Experience
Jim Hughes, CPA   President and CEO   26
Alan Bedner, CPA   Executive VP, CFO   14
Mike Downes                  Executive VP, CLO                  22
John Kauchak   Executive VP, CDO                  27
Marc Sovelove  Senior VP/Retail Lending   23
Keith Fenstermaker   Senior VP/Credit Administration  31
Janice Bolomey   Senior VP/Branch Administration  22

Strategic Objectives
 Improve our customer service and sales culture
 Focus on low-cost core deposits
 Provide alternative investments through Emerald Financial
 Rollout of national SBA program
 Restructure lending areas/systems
 Continued emphasis on mortgage line of business
 Continue to invest in our corporate infrastructure - branch growth
 Continual cost control measures
 Continue to expand new products
 Effective capital management

Financial Presentation
•Peer data includes 20 Public Commercial Banks in New Jersey between $250 million and $3.5 billion. Data as of or for the period ending December 31, 2007.
Pricing Data as of March 31, 2008.

Income Statement
In thousands

Income Statement
In thousands

In millions
In millions
Total Assets
Total Loans
8.4%
6.8%
16.2%
2.2%
Assets & Loans

Loans by Type
12/31/06
12/31/07
Loan Type	%	Rate	Loan Type	%	Rate
SBA	15.6%	10.24	SBA	15.9%	10.74

Commercial	61.5%	7.43	Commercial	61.9%	7.53

Res Mortgage	12.5%	5.51	Res Mortgage	12.5%	5.84

Consumer	10.4%	6.73	Consumer	9.7%	6.79

Asset Quality

Net Interest Margin
	2003	2004	2005	2006	2007	1Q 2008
Prime Rate	4.00%	5.25%	7.25%	8.25%	7.25%	5.25%

Total Deposits
In millions
6.1%
6.8%

Shareholders’ Equity
Book Value
In millions

Capital Ratios

Key Investment Appeals

Stock Performance Chart

Ratios
•Peer data includes 20 Public Commercial Banks in New Jersey between $250 million and $3.5 billion.
Data as of or for the period ending December 31, 2007. Pricing Data as of March 31, 2008.

Key Investment Appeals
• Growing market share in attractive markets
• Focus on deposit and loan growth
• Leader in SBA lending
• Expansion strategy
• Insider ownership
• Attractive valuation